SUB-ITEM 77Q3

AIM SELECT REAL ESTATE INCOME FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   8/31/2009
FILE NUMBER :        811-09913
SERIES NO.:          10

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $ 3,433

        2 Dividends for a second class of open-end company shares (000's
          Omitted)
          Class B               $    26
          Class C               $    56
          Class Y               $    20
          Institutional Class   $   472

73A. Payments per share outstanding during the entire current period: (form nnn.nnnn)

        1 Dividends from net investment income
          Class A                0.2772

        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                0.2325
          Class C                0.2329
          Class Y                0.1816
          Institutional Class    0.3087

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                14,348

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                   103
          Class C                   651
          Class Y                   417
          Institutional Class     5,102

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  6.62

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  6.60
          Class C               $  6.60
          Class Y               $  6.60
          Institutional Class   $  6.62